CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares of Common Stock to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common stock, par value $0.001 per share	10,500,000	$$0.9285	$9,975,000	$924.68

(1)	Represents the number of shares of common stock that we will sell to White Lion Capital LLC, a Nevada limited liability company (“White Lion”) pursuant to a common stock purchase agreement, dated February 1, 2022 (the “Purchase Agreement”), including Purchase Notice Shares and Commitment Shares by and between the Company and White Lion. The securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 ("the Securities Act") based on the average of the high and low prices of the common stock on February 10, 2022 as reported on the OTC Markets.